[Registration No. ]

[Registration No. ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-198088

Post-Effective Amendment No. 1 to FORM S-8 Registration Statement No. 333-188656

UNDER

THE SECURITIES ACT OF 1933

AMBIT BIOSCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	33-0909648
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

11080 Roselle St.

San Diego, California 92121

(Address of Principal Executive Office) (zip code)

Amended and Restated 2013 Equity Incentive Plan

2013 Employee Stock Purchase Plan

2013 Equity Incentive Plan

Amended and Restated 2011 Equity Incentive Plan

(Full titles of the plans)

Michael Martino

Ambit Biosciences Corporation

11080 Roselle St.

San Diego, California 92121

(858) 334-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”), filed by Ambit Biosciences Corporation, a Delaware corporation (the “Registrant”), relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):

•	Registration Statement No. 333-198088 filed by the Registrant with the Securities and Exchange Commission (“SEC”) on August 12, 2014 registering (i) 1,716,761 shares of common stock, par value $0.001 per share of the Registrant (“Common Stock”) relating to the Amended and Restated 2013 Equity Incentive Plan and (ii) 166,666 shares of Common Stock relating to the 2013 Employee Stock Purchase Plan.

•	Registration Statement No. 333-188656 filed by the Registrant with the SEC on May 16, 2013 registering (i) 1,213,845 shares of Common Stock relating to the Amended and Restated 2011 Equity Incentive Plan, (ii) 1,845,329 shares of Common Stock relating to the 2013 Equity Incentive Plan and (iii) 125,000 shares of Common Stock relating to the 2013 Employee Stock Purchase Plan.

On November 10, 2014 (the “Effective Date”), pursuant to the Agreement and Plan of Merger, dated September 28, 2014, among the Registrant, Daiichi Sankyo Company, Limited (“Daiichi Sankyo”) and Charge Acquisition Corp. (“Purchaser”), Purchaser merged with and into the Registrant, with the Registrant surviving as the continuing corporation (the “Merger”). As a result of the Merger, the Registrant became a wholly owned subsidiary of Daiichi Sankyo.

As a result of the Merger, the Registrant has terminated all offerings of its Common Stock pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but which remain unsold and unissued under the Registration Statements as of the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 20th day of November, 2014.

AMBIT BIOSCIENCES CORPORATION

By:	/s/ Michael Martino
	Name:	Michael Martino
	Title:	CEO and President

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.